Pricing Supplement dated January 23, 2004                         Rule 424(b)(3)
(To Prospectus dated September 26, 2003 and                  File No. 333-108464
Prospectus Supplement dated September 26, 2003)          Cusip No.  CA88319ZAH60


                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                   Fixed Rate



Issuer:  Textron Financial Canada Funding Corporation


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
Principal Amount:  Cdn. $60,000,000            Interest Rate:  3.47%

Issue Price:   99.98%                          Original Issue Date:  January 28, 2004

Agent's Discount or Commission: Cdn. $150,000  Stated Maturity Date:  January 29, 2007

Net Proceeds to Issuer :  Cdn. $59,838,000
---------------------------------------------------------------------------------------------

Interest Payment Dates:
       [ ] March 15 and September 15
       [X] Other:   January 29 and July 29 *

       * First coupon payment will be long

Regular Record Dates
(if other than the last day of February and August):   January 14 and July 14

Redemption:
       [X] The Notes  cannot be redeemed  prior to the Stated  Maturity  Date.
       [ ] The Notes can be redeemed prior to the Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:            %
           Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes. Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than Canadian dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [  ]   Yes  [X]   No
     Issue Price: %
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period OID:

Agent:
       [X] RBC Dominion Securities Inc.
       [X] BMO Nesbitt Burns Inc.
       [X] Scotia Capital Inc.
       [ ] Other:
                 --------------------


Agent acting in the capacity as indicated below:
       [X] Agent [ ] Principal


If as Principal:
       [ ]The Notes are being  offered at varying  prices  related to prevailing market prices at the time of resale.
       [ ]The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:

         The Notes are being offered at a fixed public offering price of 99.98% of the Principal Amount.

Other Provisions:























             Terms are not completed for certain items above because
                         such items are not applicable.